Conference Call 2Q25-Results

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Volumes Recovery Underway Amid Persistently Challenging Market Dynamics Cement business Dispatches continue its recovery, growing 11% YoY. LOMA’s margin decrease in the quarter, amid still challenging scenario. As reported results Net revenues reached Ps. 174.5 billion, down 8.0% (US$ 149 million) Adjusted EBITDA stood at Ps. 37.0 billion, down 30.6% (US$ 34 million) Net Profit of Ps. 0.4 billion Consolidated Adjusted EBITDA margin reached 21.2%, with a contraction of 691 bps YoY from 28.1% Balance sheet remains solid, with Net Debt of US$ 215 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 1.34x. Successful US$112.9M Class 5 bond issuance in July to refinance short-term debt, extending average duration and preserving a balanced maturity profile. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

• Macro & Industry context • Revenues and Volumes

Recovery Trend Holds in 2Q Volumes Up 14% YoY 10.4 5.0 -1.6 -1.7 5.0 3.5 3.3 -5.2 -1.7 -2.1 2.1 5.8 20 21 20 22 20 23 20 24 20 25 e 20 26 e 20 27 e 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 GDP Growth1 (YoY Growth, %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 202520222021 2024 Monthly Industry Cement Sales3 (‘000 tons) 2023 -20 -27 -25 -25 -24 -10 -1 4 16 26 9 -14 -26 -18 -20 -15 -6 9 8 17 28 5 12 -3 Ju l’2 4 Ag o’ 24 Se p’ 24 O ct ’2 4 N ov ’2 4 D ic ’2 4 Ja n’ 25 Fe b’ 25 M ar ’2 5 Ab r’ 25 M ay ’2 5 Ju n’ 25 Ju l’2 5 ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Mar’ 25 : As of the date of this presentation, ISAC figures were not released 57% 43% Bag Bulk 4 4

Sustained Volumes Recovery Amid a Still-Challenging Context Revenue Performance: Cement, masonry & lime: decreased by 5.5% year-over-year. The recovery in volumes, that reached 11.1%, partially compensated the softer pricing dynamics amid a still challenging market condition. Concrete: down 1.1% YoY. Volumes improved by 44.0%, supporting the top line. Railroad: decreased 8.6% YoY. Volumes up 10.6%, while the price was affected by product mix. Aggregates: decreased by 0.8% year-over-year. Volumes up 34.1% but pricing was impacted by an unfavorable product mix amid a challenging competitive environment 2Q25 2Q24 % Chg. Cement, masonry & lime MM Tn 1.21 1.09 11.1% Concrete MM m3 0.13 0.09 44.0% Railroad MM Tn 0.92 0.83 10.6% Aggregates MM Tn 0.30 0.22 34.1% 2Q25 2Q24 % Chg. 159,380 168,684 -5.5% 15,089 15,259 -1.1% 16,124 17,634 -8.6% 4,844 4,806 0.8% Sales Volumes (1) Revenues (AR$ million) (2) (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5 Total Net Revenues 174,511 189,753 -8.0%

• Business Performance

Margin Contraction in 2Q25 Driven by Top Line Decline Consolidated Gross Profit declined 30.5% year-over-year, while margin contracted by 659 basis points to 20.4%. In the Cement segment, higher volumes, cost management and lower depreciation helped offset a softer pricing environment. Margin also decreased across other business segments, except for Railroad, which experienced an expansion. SG&A increased by 5.3% YoY. This increase was mainly driven by higher salary and insurance costs, partially offset by lower marketing expenses. As a percentage of sales, it reached 10.7%, up 135 bps YoY. 51,215 35,594 2Q24 2Q25 Gross Profit & Margin 17,742 18,676 2Q24 2Q25 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 27.0% 9.4% 7 20.4% 10.7%

EBITDA Margin Contracts Despite Volume Gains and Cost Control

34 **Consolidated Adjusted EBITDA Million US$**

Down 30.6% in 2Q25 when measured in Ps.

21.2 **Cons. Adj. EBITDA Margin %**

Decreased by 691 bps. YoY

- **By segments**
  - **Cement, masonry cement and lime segment** Adjusted EBITDA margin stood at 24.8%, contracting 678 bps YoY, affected by price performance
  - **Concrete** Adjusted EBITDA margin down 773 bps. Stood at -13.0% from -5.3% in 2Q24
  - **Railroad** Adjusted EBITDA margin expanded by 351 basis points YoY to 9.8%, driven by cost controls and higher volumes.
  - **Aggregates** Adjusted EBITDA margin dropped to -27,3% from -10.8% in 2Q24

Adjusted EBITDA & Margin

AR$ Million


Adjusted EBITDA Margin
28.1%
21.2%
-30.6%
53,358
37,005
2Q24
2Q25

US$ million	51	34

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

8

• Bottom line • Financial performance

Net Profit breakdown for 2Q25: Adjusted EBITDA decreased by 30.6% YoY Total finance cost of Ps. 16.7 billion in 2Q25 compared to a net gain of Ps. 33.5 billion in 2Q24 Foreign exchange loss of Ps. 24.0 billion in 2Q25, compared to Ps. 12.6 billion loss in 2Q24. Gain on net monetary position was Ps. 17.1 billion in 2Q25 compared to Ps. 69.6 billion in 2Q24, mainly due to a lower effect of inflation adjustments Net Financial expense stood at Ps. 9.8 billion loss compared to a Ps. 23.9 billion loss in the same period of 2024, primarily due to lower interest rate and a lower debt position Net Profit Attributable to Owners of the Company in 2Q25 was Ps. 0.4 billion, down from Ps. 41.3 billion in 2Q24 41,309 397 2Q24 2Q25 Net Profit (Loss) Attributable to Owners AR$ Million 33,461 -16,691 2Q24 2Q25 Finance Gain (Costs), net AR$ Million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10 Net Profit Down Amid Lower Operations and Reduced Inflation Impact on Financial Results

Solid Balance Sheet
New Post-2Q Issuance Enhances Maturity Profile

- **Cash position and Investments** of Ps. 15.9 billion and total debt at Ps. 272.1 billion as of end of 2Q25.
- **Net Debt** of Ps. 256.2 billion (US$ 215 MM; up US$ 41 MM on a sequential basis).
- **Net Debt/ LTM Adj. EBITDA ratio** stood at 1.34x in 2Q25, up from 0.89x in FY24.
- Class 5 **Corporate Bond issuance** of US$ 112.9 million completed post-2Q25.
- In 2Q25, the cash used in **Operating Activities** reached Ps. 22.3 billion from a cash generation of Ps. 22.3 billion in 2Q24, primarily driven by a lower operational result and a higher income tax paid.
- **Capital expenditures** amounted to Ps. 18.0 billion in 2Q25, primarily related to final investments in the 25kg bags project.

Cash Flow Highlights

amounts expressed in millions of pesos	2Q25	2Q24
Net cash generated by operating activities	**(22,271)**	**22,303**
Net cash used in investing activities	**(18,444)**	**(23,208)**
Net cash (used in) generated by financing activities	**45,605**	**2,952**
Cash and cash equivalents at the end of the period	**15,894**	**11,567**

Debt Maturity schedule (principal)



Ps.
USD
US$ Million
13
74
77
60
12
1
Cash Position
3Q25
4Q25
1Q26
2Q26
2H26

Debt by Currency



US$ 228 MM
Ps. 29%
US$ 71%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

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2025 Outlook

Outlook 2025 Recovery trend observed in 1Q25 continues, though we remain in the early stages and market conditions are still challenging. 5.8% GDP growth in the first quarter is a positive signal; we reaffirm our expectation of double-digit growth for the industry this year. While demand remains in the early stages of recovery, the industry is positioned for future growth, and we continue to focus on operational efficiency and delivering solid results. LOMA remains committed to innovation and safety, as shown by the successful launch of 25-kg cement bags — a milestone that required significant effort and resources. 13

Financial Tables

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 % Chg. 2025 2024 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 385 41,246 -99.1% 22,912 125,061 -81.7% (+) Depreciation and amortization 18,685 19,250 -2.9% 33,944 35,904 -5.5% (+) Tax on debits and credits to bank accounts 2,113 2,007 5.2% 3,999 4,068 -1.7% (+) Income tax expense (868) 24,316 n/a 10,424 74,127 -85.9% (+) Financial interest, net 8,458 18,790 -55.0% 14,437 47,313 -69.5% (+) Exchange rate differences, net 23,984 12,558 91.0% 33,105 26,210 26.3% (+) Other financial expenses, net 1,329 4,787 -72.2% 3,724 17,224 -78.4% (+) Gain on net monetary position (17,079) (69,597) -75.5% (44,017) (233,633) -81.2% Adjusted EBITDA 37,005 53,358 -30.6% 78,528 96,273 -18.4% Adjusted EBITDA Margin 21.2% 28.1% -691 bps 22.6% 25.4% -276 bps Three-months ended June 30, Six-months ended June 30,

Balance Sheet As of June 30, As of December, 31 2025 2024 ASSETS Non-current assets Property, plant and equipment 1,207,700 1,213,350 Right to use assets 3,184 3,656 Intangible assets 4,740 3,334 Investments 80 80 Goodwill 797 797 Inventories 84,753 77,076 Other receivables 1,864 7,198 Other assets 403 783 Total non-current assets 1,303,521 1,306,275 Current assets Inventories 246,918 232,224 Other receivables 21,270 15,920 Trade accounts receivable 59,844 56,684 Investments 5,834 666 Cash and banks 10,060 9,179 Total current assets 343,926 314,672 TOTAL ASSETS 1,647,447 1,620,947 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 304,324 304,324 Reserves 608,790 431,760 Retained earnings 23,162 177,030 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 936,276 913,115 Non-controlling interests (505) (256) TOTAL SHAREHOLDER'S EQUITY 935,771 912,859 LIABILITIES Non-current liabilities Borrowings 1,367 80,822 Accounts payables - - Provisions 12,792 12,938 Salaries and social security payables 1,259 1,736 Debts for leases 1,595 2,070 Other liabilities 1,128 1,163 Deferred tax liabilities 299,156 301,105 Total non-current liabilities 317,297 399,834 Current liabilities Borrowings 270,713 115,880 Accounts payable 88,080 107,720 Advances from customers 6,740 7,379 Salaries and social security payables 13,888 20,614 Other liabilities - Related companies - - Tax liabilities 11,959 53,917 Debts for leases 1,716 1,598 Other liabilities 1,282 1,147 Total current liabilities 394,378 308,254 TOTAL LIABILITIES 711,675 708,088 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,647,447 1,620,947

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended June 30,			Six-months ended June 30,		
	2025	2024	% Change	2025	2024	% Change
Net revenue	174,511	189,753	-8.0%	347,472	379,607	-8.5%
Cost of sales	(138,917)	(138,538)	0.3%	(266,148)	(280,393)	-5.1%
Gross Profit	**35,594**	**51,215**	**-30.5%**	**81,324**	**99,214**	**-18.0%**
Selling and administrative expenses	(18,676)	(17,742)	5.3%	(38,847)	(39,628)	-2.0%
Other gains and losses	1,403	635	121.0%	2,108	783	169.3%
Tax on debits and credits to bank accounts	(2,113)	(2,007)	5.2%	(3,999)	(4,068)	-1.7%
Finance gain (cost), net						
Gain on net monetary position	17,079	69,597	-75.5%	44,017	233,633	-81.2%
Exchange rate differences	(23,984)	(12,558)	91.0%	(33,105)	(26,210)	26.3%
Financial income	(12)	353	n/a	1,135	730	55.4%
Financial expenses	(9,775)	(23,930)	-59.2%	(19,296)	(65,267)	-70.4%
Profit (loss) before taxes	**(483)**	**65,562**	**n/a**	**33,336**	**199,188**	**-83.3%**
Income tax expense						
Current	(1,404)	(28,303)	-95.0%	(12,373)	(47,556)	-74.0%
Deferred	2,272	3,988	-43.0%	1,949	(26,570)	n/a
Net Profit (Loss)	**385**	**41,246**	**-99.1%**	**22,912**	**125,061**	**-81.7%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	397	41,309	-99.0%	23,162	125,206	-81.5%
Non-controlling interests	(12)	(63)	-80.6%	(249)	(145)	71.8%
NET PROFIT (LOSS) FOR THE PERIOD	**385**	**41,246**	**-99.1%**	**22,912**	**125,061**	**-81.7%**
Earnings per share (basic and diluted):	**0.6809**	**70.7981**	**-99.0%**	**39.6957**	**214.5858**	**-81.5%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 385 41,246 22,912 125,061 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 32,660 6,424 45,734 (47,175) Changes in operating assets and liabilities (55,317) (25,367) (92,323) (68,368) Net cash generated by (used in) operating activities (22,271) 22,303 (23,677) 9,518 CASH FLOWS FROM INVESTING ACTIVITIES Property, plant and equipment, Intangible Assets, net (18,038) (22,727) (29,790) (36,754) Contributions to Trust (406) (481) (659) (562) Net cash used in investing activities (18,444) (23,208) (30,449) (37,316) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid 45,605 (2,952) 61,472 24,263 Share repurchase plan - (0) - (685) Net cash generated by (used in) by financing activities 45,605 (2,952) 61,472 23,578 Net increase (decrease) in cash and cash equivalents 4,890 (3,857) 7,346 (4,220) Cash and cash equivalents at the beginning of the year 11,262 16,878 9,845 16,878 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (931) (1,533) (2,105) (8,914) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 674 78 809 550 Cash and cash equivalents at the end of the period 15,894 11,567 15,894 4,294 Six-months ended June 30, Three-months ended June 30,

IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com Thank you!